PROSPECTUS

                             TENET HEALTHCARE CORPORATION
                            20,000 Shares of Common Stock
                                  (Par Value $0.075)

                                 --------------------

    This Prospectus relates to 20,000 shares (the "Shares") of par value $0.075 common stock (the "Common Stock") of Tenet Healthcare Corporation ("Tenet", the "Registrant" or the "Company") that may be offered for sale by the person listed under the heading "Selling Shareholder" (the "Selling Shareholder"). The distribution of the Shares by the Selling Shareholder may be effected from time to time in underwritten public offerings, in ordinary brokerage transactions on the New York Stock Exchange, Inc. or the Pacific Exchange, Inc. (collectively, the "Exchanges") at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholder.
In addition, the Selling Shareholder may sell the Shares through or to brokers in the over-the-counter market. The brokers or dealers through or to whom the Shares may be sold may be deemed underwriters of the Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriter and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. The Company will bear all expenses of the offering except for brokerage fees or any underwriting discounts or commissions, which shall be paid by the Selling Shareholder. See "Selling Shareholder" and "Plan of Distribution." The Company will not receive any of the proceeds from sales of the Shares made hereunder.

    The Common Stock is listed on the Exchanges under the symbol "THC". On December 17, 1997, the closing price of the Common Stock on the New York Stock Exchange Composite Tape was $33.5625.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------------

                  The date of this Prospectus is December 18, 1997

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104. The Common Stock is listed on such Exchanges.

    This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. I-7293) are incorporated in this Prospectus by reference and are made a part hereof: (i) Annual Report on Form 10-K for the fiscal year ended May 31, 1997, filed with the Commission on August 27, 1997 (the "Tenet 10-K"); (ii) Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1997, filed with the Commission on October 14, 1997 (the "Tenet 10-Q"); (iii) Current Report on Form 8-K, dated August 6, 1997, filed with the Commission on August 7, 1997; (iv) the description of the Common Stock of the Company, which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 8, 1971, including any amendments or reports filed for the purpose of updating such description; and (v) the description of certain preferred stock purchase rights that have attached to the Common Stock, which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 9, 1988, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereby of the Shares, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person. Requests for such copies should be directed to Scott M. Brown, Secretary, Tenet Healthcare Corporation, P.O. Box 31907, Santa Barbara, California 93130, telephone number (805) 563-7000.

                                     THE COMPANY

    Tenet is the second largest investor-owned healthcare services company in the United States. At August 31, 1997, Tenet's subsidiaries owned or operated 130 general hospitals with 28,691 licensed beds and related healthcare facilities serving urban and rural communities in 22 states and held investments in other healthcare companies. Tenet's subsidiaries also owned or operated a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities, psychiatric facilities and medical office buildings located on the same campus as, or nearby, its general hospitals, as well as various ancillary healthcare businesses, including outpatient surgery centers, home healthcare programs, ambulatory, occupational and rural healthcare clinics, health maintenance organizations, a preferred provider organization and a managed care insurance company.

    On January 30, 1997, the Company acquired OrNda HealthCorp ("OrNda"). The acquisition was accomplished when a subsidiary of Tenet was merged with and into OrNda (the "Merger"), leaving OrNda and all of its subsidiaries as wholly-owned subsidiaries of Tenet. OrNda now is known as Tenet HealthSystem HealthCorp.
The Merger was accounted for as a pooling-of-interests. Prior to the Merger, OrNda was the third largest investor-owned provider of healthcare services in the United States. The Merger joined Tenet's then-existing 77 hospitals and related healthcare operations with OrNda's then-existing 50 general hospitals and related healthcare operations.

    The Company's principal executive offices are located at 3820 State Street, Santa Barbara, California 93105. The Company's mailing address is P.O. Box 31907, Santa Barbara, California 93130, and its telephone number is (805) 563-7000.

                                 SELLING SHAREHOLDER

    The Shares being offered hereunder are being sold by the United States Trust Company of New York (the "Selling Shareholder"), as trustee, pursuant to the terms of the 1997 Board of Directors Retirement Plan Trust (the "Trust").

    The Company has adopted and maintains the Tenet Board of Directors Retirement Plan, as amended (the "Plan") to attract and retain non-employee directors who render necessary and important services to the Company. In 1997, the Company established the Trust and contributed 20,000 Shares into the Trust to secure the benefits payable under the Plan. Those 20,000 Shares are being registered at the request of the Selling Shareholder pursuant to the terms of the Trust.

    The following table sets forth information as of December 18, 1997, with respect to the Selling Shareholder:



                                               Number of Shares      Number of      Number of Shares    Percent
                                                Owned Prior to         Shares          Owned After        of
    Name of Selling Shareholder                  the Offering      Being Offered      the Offering       Class
    ---------------------------                  ------------      -------------      ------------       -----

United States Trust Company of New York,
as trustee of the Trust . . . . . . . . . . .       20,000            20,000               0               *


------------------
* Represents less than 1% of outstanding shares of the Company's Common Stock.

    The Company will pay all expenses incurred in connection with the offering except for brokerage fees or any underwriting discounts or commissions, which shall be paid by the Selling Shareholder. The Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act.

                                 PLAN OF DISTRIBUTION

    The Shares may be sold from time to time by the Selling Shareholder in underwritten public offerings, in any one or more transactions (which may involve block transactions) on the Exchanges, in the over-the-counter market, on NASDAQ and on any exchange on which the Shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may sell the Shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). To the extend required, the names of any underwriter and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.

    In connection with such sales, the Selling Shareholder and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed underwriting compensation under the Securities Act. In addition, any of the securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                    LEGAL MATTERS

    Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Scott M. Brown, Senior Vice President, Secretary and General Counsel of the Company. As of November 30, 1997, Mr. Brown owned 5,363 shares of Common Stock and had outstanding options to purchase 154,134 shares of Common Stock pursuant to Company benefit plans.

                                       EXPERTS

    The consolidated financial statements and schedule of Tenet Healthcare Corporation as of May 31, 1996 and 1997, and for each of the years in the three-year period ended May 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              FORWARD LOOKING STATEMENTS

    Prospective investors are cautioned that the statements in this Prospectus and in documents incorporated by reference herein that are not descriptions of historical facts constitute forward looking statements that are subject to risks and uncertainties. The Company's actual results could differ materially from those currently anticipated in these forward looking statements due to, among other things, certain factors described in documents incorporated by reference herein, including, without limitation, the Tenet 10-K and the Tenet 10-Q.

--------------------------------------------------------------------------------


    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                                  -----------------


                                       CONTENTS


                                                                           PAGE
                                                                           ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Incorporation of Certain Documents
       by Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Selling Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Forward Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . 4


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                                 --------------------



                                    20,000 SHARES



                                   ----------------


                                  TENET HEALTHCARE
                                     CORPORATION


                                     COMMON STOCK



                                 -------------------


                                      PROSPECTUS


                                   ----------------


                                  DECEMBER 18, 1997



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